EXHIBIT 99.4

FOR IMMEDIATE RELEASE

Investor Relations Contact:                  Company Contact:
Jason Thompson                               John Prisco
Lippert/Heilshorn & Associates               President, CAI Wireless Systems,
                                             Inc.
212/838-3777                                 518/462-2632


             CAI WIRELESS SYSTEMS, INC. FILES FOR FCC APPROVAL TO
              USE WIRELESS MMDS SPECTRUM FOR TWO-WAY FLEXIBLE USE


     ALBANY, N.Y., OCTOBER 16, 1996 -- CAI WIRELESS SYSTEMS, INC. ("CAI")

(NASDAQ NM: CAWS) is filing today with the Federal Communications Commission

("FCC") requests for authority for one- and two-way flexible use of its MMDS wireless spectrum in Hartford, Connecticut, announced Jared E. Abbruzzese,

Chairman and Chief Executive Officer of CAI, at its Annual Meeting of

Shareholders.  If FCC approval is granted, CAI would have the authority to offer consumers in the greater Hartford metropolitan area a variety of services, including high-speed Internet and Intranet access, voice and data transmission, including home shopping and banking, and other interactive services.

     Recently, CAI and others in the industry have sought and obtained FCC approval for market trials to test the technical and commercial viability of one-way digital transmission-based services.  Today's filings seek permanent,

unrestricted authority for commercial deployment of both one-way and two-way interactive services.  CAI's filings are consistent with the FCC's stated goal of affording spectrum auction winners maximum flexibility to respond to market forces.

     John Prisco, President and Chief Operating Officer, said, "These FCC filings represent a logical and important step in the evolution of the use of

MMDS spectrum.  CAI will create a digital platform from which reasonably-priced video, voice and data ("VV&D") services can be launched.  But more importantly,

just as hard-wire cable and telephone companies are entering each other's businesses, the wireless industry is rapidly approaching the point where it will be able to offer individuals and businesses a variety of

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consumer-friendly telecommunications services.  What excites us at CAI is the anticipated ability, afforded by the combination of digital technology and wireless MMDS spectrum, to respond quickly to competitive forces and offer, in a cost-effective way, a wide array of consumer VV&D services."

     CAI, based in Albany, New York, operates six analog-based wireless systems in New York City, Rochester and Albany, NY, Philadelphia, PA, Washington, DC

and Norfolk/Virginia Beach, VA.  CAI also has a portfolio of wireless cable channel rights in eight additional markets, including, Long Island, Buffalo and

Syracuse, NY, Providence, RI, Hartford, Boston, Baltimore and Pittsburgh.



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